Interpublic Reports Second Quarter Earnings

NEW YORK, July 26 /PRNewswire/ -- Interpublic (NYSE: IPG) today reported earnings of $.31 per diluted share for the second quarter ended June 30, 2001, compared with $.54 per diluted share in last year's second quarter. Second quarter results in both years exclude one-time charges and include the operations of True North Communications, which was acquired in a pooling of interests transaction valued at $1.7 billion on June 21.

While Interpublic's new business wins continued at a healthy pace, second quarter operating results were affected by a challenging economic environment that slowed the growth of client spending. As a result, second quarter revenue decreased 4.3% to $1,743.4 million. Net income before one-time costs was $117.1 million in this year's second quarter, compared with $201.4 million in the year-ago period. The inclusion of True North added modestly to EPS in the quarter, as expected.

Interpublic said that it would recognize $500 million in restructuring charges in 2001, comprised of:

     o $125 million related to the organization of the "New Interpublic," including the integration of True North, as expected; and

     o $375 million of restructuring costs related to cost cutting initiatives, including severance and lease termination costs.

Cost cutting initiatives announced today exceed earlier estimates due to an abrupt change in revenue trends in the second quarter, which precipitated higher severance expenses and facilities termination costs.

In addition, the company has recognized $221 million of costs in the second quarter related to goodwill and other asset impairments.

John J. Dooner, Chairman and CEO, said, "Our net new business wins continued to be strong in the second quarter considering the difficult economic environment, totaling about $850 million in capitalized billings. However, our operating results were hurt by the effect of the economy and the slowdown of client spending. Also, as a company, we did not reduce costs as quickly and as deeply as needed. Obviously, these results are not acceptable."

Dooner, speaking of the future, continued, "While our recent reorganization improves the quality of our client offering and provides the operational foundation for accelerated long term organic growth, we also recognize the need for aggressive and immediate action to provide a strong financial foundation from which to deliver that growth."

Sean F. Orr, Chief Financial Officer, commented: "The need for these aggressive cost cuts intensified when the rate of client spending decelerated more swiftly than anticipated in May and June, and resulted in changes to our revenue forecast."

Orr also said that the Company has been conducting a review of its assets in connection with Interpublic's reorganization. The review has resulted in charges related to impairment of goodwill and other assets totaling $221 million in the second quarter. The review process will be completed by the end of the third quarter, and will likely result in additional non-cash charges which will be booked at that time.

Dooner, commenting about the new Interpublic organization, said: "The True North merger provided an opportunity for us to build a more effective organizational structure. We have realigned Interpublic from 24 independent companies into four operating groups organized to meet client demands for more complete communication solutions, stronger opportunities for increased collaborative organic growth and greater operating efficiency. To accelerate this we are implementing new incentives to significantly reward expanded collaboration among our brands."

Second Quarter Operating Results

Revenue was $1,743.4 million in the second quarter, compared with $1,821.6 million in the year-ago quarter. Domestic revenue declined 7.3% to $986.8 million from $1,064.5 million. During the quarter, international revenue was flat at $756.6 million. In constant dollars, international revenue was 8% higher, reflecting stronger top-line performances in Europe and Latin America. Organic revenue, defined as revenue in constant dollars exclusive of acquisitions, declined 3% in the second quarter of 2001 from the year ago quarter. Year-to-date, including True North, organic revenue was up 1% in the first six months of 2001.

Operating income was off 30% to $245 million from $351.8 million in 2000. Cost-cutting efforts continued in the quarter, but the speed and severity of the revenue downturn was not anticipated. The majority of the total planned staffing terminations for 2001 have now occurred. The benefit of the savings is expected to accelerate in the third quarter and further increase in the fourth quarter.

Net new business wins totaled $846 million during the second quarter. With this growth, Interpublic's brands increased their market share of advertising and marketing services industry revenue.

  Major new account wins during the quarter included:

    CLIENT                                     AGENCY

    Astra Zeneca                          Lowe Healthcare
    Exxon-Mobil                           McCann-Erickson
    General Mills                         Campbell-Mithun
    Groupe Michelin                       Campbell-Ewald
    Newell Rubbermaid                     McCann-Erickson
    Verizon                               Lowe Lintas
    Sepracor                              Campbell Mithun, MRM,
                                          Torre Lazur McCann Healthcare

Revenue by Discipline

Revenue generated by marketing services disciplines was 2% higher in the quarter at $695.3 million, and represented 40% of Interpublic revenue. In the year-earlier quarter, marketing services contributed 37% of revenue.

Advertising and media revenue decreased 8% to $1,048.1 million from $1,138.9 million in the 2000 quarter, reflecting reduced client spending, particularly on media, and a disproportionate impact of negative foreign currency translation. In constant dollars, advertising and media revenue decreased 4%.

Marketing Services

    Discipline                Revenue     Total     %Change     %Chg.
    (MM)                                           $Constant

    Promotion, Event &
    Direct Marketing           $380.2     21.8%        7%        13%
    Public Relations            153.9      8.8%        1%         0%
    Marketing Intelligence
                                161.2      9.3%       (8%)       (4%)
    Total                      $695.3     39.9%        2%         6%

Non-Operating Items

Interest expense increased to $41.4 million in the quarter, from $26.2 million a year ago, reflecting higher average borrowings.

Other non-operating income was $15.4 million, which included $12.0 million of interest income and approximately $3.4 million of other income. In the 2000 quarter, interest income was $10.0 million and the Company recognized $18.9 million of pretax gains on the sale of securities.

The Company's tax rate is 42.8% for the second quarter of 2001, compared to a pro forma 40.9% in 2000. For the full year, the Company estimates its tax rate will be in the range of 41% to 42%, compared to 39% for 2000, primarily as a result of a change in the tax status of Deutsch, Inc., acquired in November 2000, and the acquisition of True North Communications Inc. in June 2001.

The Company expects significant improvement in the rate in future years resulting from the ongoing tax planning initiatives already underway at IPG, as well as from opportunities presented by optimizing True North's and IPG's operations globally.

Cash EPS

In the second quarter, cash EPS before restructuring charges was $.40, compared to $.61 in 2000. Cash EPS is the sum of reported net income per share plus amortization of intangibles, net of tax.

One-Time Charges

Interpublic said that it would incur approximately $500 million of cash charges in 2001 related to realigning its business model, including the integration of True North and cost-cutting initiatives. In the second quarter, $51 million of these costs were recorded, primarily related to the True North integration. The majority of these expenses is expected to be recovered in annualized operating savings of at least $200 million. Severance and lease termination costs comprise about $460 million of the total. In the first half the Company reduced its workforce by approximately 2,200 people. In total, the Company expects to have reduced its worldwide workforce by approximately 10% by the end of the program. Approximately 75 facilities will be merged or closed.

In addition, in a review of its assets, the company has so far identified approximately $221.4 related to goodwill and other asset impairments, which it recognized in the second quarter. This review is continuing and will be completed in by the end of the third quarter of 2001, likely resulting in additional charges.

Outlook

Interpublic's market position remains strong, and the company is moving aggressively to improve its results during a challenging economic environment. Given current conditions, the company expects revenues to be flat during the second half of 2001. Earnings per share, exclusive of one-time charges, are expected to be between $1.05 - $1.15 per share in 2001. The impact of revenue growth is such that each 1% change in annualized revenue would yield a $0.03 change in earnings per share.

Conference Call

Management will host a conference call to discuss this announcement at 5PM (EDT) today. To access the call and related presentation materials, log on to http://www.interpublic.com/financial.

About Interpublic

The Interpublic Group of Companies is one of the world's leading organizations of advertising agencies and marketing services companies. Its four global operating groups are McCann-Erickson WorldGroup, The Partnership, FCB Group and Advanced Marketing Services. Major global brands include Draft Worldwide, Foote, Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe Lintas & Partners, McCann-Erickson, Octagon, Universal Media, and Weber Shandwick. Listed on the New York Stock Exchange (symbol:IPG), the company's restated revenue was $7.2 billion in 2000.

Cautionary Statement

This document contains forward-looking statements. Statements that are not historical fact, including statements about Interpublic's beliefs and expectations constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Interpublic cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effect of national and regional economic conditions, the ability of Interpublic to attract new clients and retain existing clients, the financial success of the clients of Interpublic, and developments from changes in the regulatory and legal environment for advertising companies around the world, and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Another important factor is Interpublic's acquisition strategy. One of Interpublic's business strategies is to acquire businesses that complement and expand its current business capabilities. Accordingly, Interpublic is usually engaged in evaluating potential acquisition candidates. Interpublic is currently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of the shares of Interpublic.

Moreover, the success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current activities. Important factors for integration include realization of anticipated synergies and the ability to retain new personnel and clients.

Investors should evaluate any statements in light of these important factors. -- Tables Follow --

Three Months Ended June 30
                     2001 Post-    2000 Post- 2001 Pre-  2000 Pre- Pre-Costs %
                     Non-          Non-       Non-       Non-      Favorable
                     Recurring     Recurring  Recurring  Recurring (Unfavorable)
                     Costs         Costs      Costs      Costs
    Revenue
    United
    States         $986,840       $1,064,470   $986,840  $1,064,470     (7.3)
    Internat-
    ional           756,575          757,157    756,575     757,157     (0.1)
    Total
    Revenue       1,743,415        1,821,627  1,743,415   1,821,627     (4.3)

    Operating
    Costs         1,456,240        1,438,787  1,456,240   1,438,787     (1.2)
    Amortization
    of Intangible
    Assets           42,171           31,046     42,171      31,046     (35.8)
    Restructuring and
    other Merger
    Related Costs    51,294           52,775       --          --        N/A

    Goodwill
    Impairment
    & Other         221,408             --         --          --        N/A

    Income from
    Operations     (27,698)          299,019    245,004      351,794    (30.4)

    Interest
    Expense        (41,368)         (26,212)   (41,368)     (26,212)    (57.8)
    Other Income,
    Net              15,370           30,201    15,370       30,201     (49.1)
    Investment
    Impairment         --              --         --           --        N/A

 Income Before
    Provision for
    Income
    Taxes          (53,696)          303,008    219,006     355,783     (38.4)

    Provision for
    Income
    Taxes            48,325          127,589     93,769     145,325      35.5

    Net Equity
    Interests (a)   (8,137)          (9,058)    (8,137)     (9,058)      10.2

    Net
    Income       $(110,158)         $166,361   $117,100    $201,400     (41.9)

    Per Share Data:
    Basic
    E.P.S.          $(0.30)            $0.47      $0.32       $0.56     (42.9)
    Diluted
    E.P.S.          $(0.30)            $0.45      $0.31       $0.54     (42.6)
    Dividend
    per share       $ 0.095           $0.095     $0.095      $0.095       0.0

    Weighted Average
    Shares:
    Basic           368,911          356,680    368,911     356,680
    Diluted         368,911          380,869    383,821     380,869

(a) Net equity interests is the net of equity in income of unconsolidated affiliates less income attributable to minority interests of consolidated subsidiaries.

Prior year data has been restated to reflect the effect of the True North Communications Inc. and Deutsch, Inc acquisitions accounted for as poolings of interests.

Six Months Ended June 30
                     2001 Post-    2000 Post- 2001 Pre-  2000 Pre- Pre-Costs %
                     Non-          Non-       Non-       Non-      Favorable
                     Recurring     Recurring  Recurring  Recurring (Unfavorable)
                     Costs         Costs      Costs      Costs

Revenue
    United
    States       $1,986,881        $2,045,399 $1,986,881  $2,045,399       (2.9)

    Internat-
    ional         1,414,792        1,361,182  1,414,792   1,361,182        3.9

    Total
    Revenue       3,401,673        3,406,581  3,401,673   3,406,581       (0.1)

    Operating
    Costs         2,917,968        2,859,810  2,917,968   2,859,810       (2.0)
    Amortization
    of Intangible

    Assets           84,056           64,363     84,056      64,363       (30.6)
    Restructuring
    and other Merger
    Related
    Costs            52,848           88,826       --          --          N/A

    Goodwill
    Impairment &
    Other           221,408             --         --          --          N/A

    Income from
    Operations      125,393          393,582    399,649     482,408       (17.2)

    Interest
    Expense        (78,849)         (50,484)   (78,849)    (50,484)       (56.2)
    Other Income,
    Net              36,817           48,605     36,817      48,605       (24.3)
    Investment
    Impairment    (160,100)            --          --          --          N/A

    Income Before
    Provision for
    Income
    Taxes          (76,739)          391,703    357,617     480,529       (25.6)

    Provision for
    Income
    Taxes            48,744          164,665    150,629     197,720        23.8

    Net Equity
    Interests (a)  (13,346)         (10,743)   (13,346)    (10,743)       (24.2)
    Net
    Income       $(138,829)         $216,295   $193,642    $272,066       (28.8)

    Per Share Data:
    Basic
    E.P.S.          $(0.37)            $0.61      $0.53       $0.76       (30.3)
    Diluted
    E.P.S.          $(0.37)            $0.59      $0.51       $0.74       (31.1)
    Dividend per
    share           $ 0.190           $0.180     $0.190      $0.180         5.6

    Weighted Average
    Shares:
    Basic           367,520          356,148    367,520     356,148
    Diluted         367,520          367,924    376,697     374,617

(a) Net equity interests is the net of equity in income of unconsolidated affiliates less income attributable to minority interests of consolidated subsidiaries.

Prior year data has been restated to reflect the effect of the True North Communications Inc. and Deutsch, Inc acquisitions accounted for as poolings of interests.

SOURCE The Interpublic Group of Companies, Inc.
CONTACT: Susan V. Watson for The Interpublic Group of Companies, Inc., +1-212-399-8208/